                                                                  EXHIBIT 11.1

                   Statement Re: Computation of Per Share Earnings

                                STEEL DYNAMICS, INC.
                     COMPUTATION OF NET INCOME (LOSS) PER SHARE
                    (AMOUNTS IN THOUSANDS, EXCEPT PER SHARE DATA)


                                                                                                          Six Months Ended
                                                                    Years Ended December 31,           -----------------------
                                                                ----------------------------------     June 29,       June 30,
                                                                 1994          1995          1996        1996           1997
                                                                -------       -------       ------      -------        ------
                                                                                                             (unaudited)

Weighted average shares outstanding .........................    20,787        28,083       34,571       30,803         47,851
Adjustment for Staff Accounting Bulletin No. 83 .............     3,892 (a)     3,892 (a)     --          3,892 (a)       --
Dilutive effect for options and warrants ....................      N/A           N/A          N/A          N/A           N/A
                                                                -------      --------      -------     --------       --------
Adjusted weighted average shares outstanding ................    24,679        31,975       34,571       34,695         47,851
                                                                =======      ========      =======     ========       ========
Income (loss) before income taxes and
 extraordinary loss .........................................   $(8,880)     $(19,888)     $(2,559)    $(14,112)       $30,154
Extraordinary loss ..........................................      --            --         (7,271)
                                                                -------      --------      -------     --------       --------
Net income (loss) ...........................................   $(8,880)     $(19,888)     $(9,830)    $(14,112)       $30,154
                                                                =======      ========      =======     ========       ========
Income (loss) per share before income taxes
 and extraordinary loss .....................................   $  (.36)     $   (.62)     $  (.07)    $   (.41)       $   .63
Per share effect of extraordinary loss ......................      --             --          (.21)
                                                                -------      --------      -------     --------       --------
Net income (loss) per share .................................   $ (0.36)(b)  $  (0.62)(b)  $ (0.28)(b) $   (.41)(b)    $   .63 (b)
                                                                =======      ========      =======     ========       ========

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(a)  Net income (loss) per share for the years ended December 31, 1994 and 1995 and the six months ended June 29, 1996 were calculated by dividing net loss by the weighted average number of shares of common stock outstanding including the anti-dilutive effect of shares issued from September 23, 1995 through September 23, 1996 using the treasury stock method. Net income
     (loss) per share for the year ended December 31, 1996 excludes the anti-dilutive effect of common stock equivalents.

(b) Fully diluted earnings per share is the same as primary earnings per share.